Exhibit 99.1

Sally Beauty Holdings, Inc. Announces New Vice President, Chief Accounting Officer & Controller

DENTON, Texas, October 25, 2007 – The Board of Directors of Sally Beauty Holdings, Inc. (NYSE:SBH) (the “Company”) has named Mark J. Flaherty as Vice President, Chief Accounting Officer & Controller, reporting to David Rea, Senior Vice President and Chief Financial Officer. Mr. Flaherty will oversee all areas of accounting and financial reporting for the Company.

Mr. Flaherty brings to the Company more than 20 years of experience in accounting, auditing and finance, including 15 years of experience with two public companies. Most recently, Mr. Flaherty held positions at Tandy Brands Accessories including the Chief Financial Officer, Treasurer and Assistant Secretary and served as Corporate Controller beginning in 1997. Mr. Flaherty also held management positions in accounting and finance at various companies in the real estate and staffing industries. Mr. Flaherty is a graduate of the University of Michigan, is a CPA and worked in the audit practice at the accounting firm formerly known as Coopers & Lybrand.

Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the company sells and distributes through over 3,100 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany. Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oréal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, TIGI,

Matrix and Redken targeted exclusively for professional and salon use and resale to their customers. Company information is available on www.sallybeautyholdings.com.

CONTACTS:

Sally Beauty Holdings

Jan Roberts	Sandy Martin
Media Relations	Investor Relations
940-297-2049	940-297-3877